Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We have issued our report dated April 15, 2011, with respect to the consolidated financial statements of NYTEX Energy Holdings, Inc., contained in this Registration Statement and Prospectus. We consent to the use of the aforementioned report in this Registration Statement and Prospectus.
/s/ Whitley Penn LLP
Dallas, Texas
July 13, 2011